                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-3034) pertaining to the Scientific Games Inc. Savings and Investment Plan of our report dated June 11, 1998, with respect to the financial statements and schedules of the Scientific Games Inc. Savings Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1997.


Atlanta, Georgia
June 29, 1998